Exhibit 99.1

CANADA MORTGAGE AND HOUSING CORPORATION SUPPLEMENTAL INFORMATION

GENERAL INFORMATION

Agency and Crown Corporation Status

Canada Mortgage and Housing Corporation (“CMHC”) is an agent of Her Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the “CMHC Act”) and is a Crown corporation wholly-owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including use of commercial principles and practices for achieving public policy objectives. CMHC is accountable for its affairs to Parliament through the Minister of Employment and Social Development.

All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of Her Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC, or guaranteed by CMHC as to timely payment of principal and interest, carries the full faith and credit of Canada and all such securities and guarantees constitute direct unconditional obligations of and by Canada. Payment of the principal of and any interest or premium on securities issued by CMHC, and the guarantee of CMHC as to timely payment of principal and interest, each constitutes a charge on and is payable out of the Consolidated Revenue Fund (the “CRF”) of Canada. The CRF is the aggregate of all public monies, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public monies for and on behalf of Canada.

Canada Housing Trust (CHT)

CHT was established in 2001 as an Issuer Trustee. CHT’s functions are limited to the acquisition of interests in eligible housing loans such as National Housing Act Mortgage-Backed Securities, the purchase of highly-rated investments, certain related financial hedging activities and the issuance of Canada Mortgage Bonds. Canada Mortgage Bonds are guaranteed by CMHC under its securitization activity.

As required by International Financial Reporting Standards 10: Consolidated Financial Statements (IFRS 10), the accounts of CHT, a special purpose entity to which CMHC has exposure to its risk and rewards, are consolidated with the financial statements of CMHC.

CONTROLS AND FINANCING AUTHORITY

Board of Directors

CMHC’s Board of Directors (the “Board”) is responsible for managing the affairs of CMHC and the conduct of its business.

There are four Board Committees: the Governance and Nominating Committee, the Audit Committee, the Risk Management Committee and the Human Resources Committee. The Board and Principal Officers of CMHC are listed on pages 161–162 of Exhibit 99.2 hereto. As per the CMHC Act, the Deputy Minister of Employment and Social Development Canada and the Deputy Minister of Finance are ex officio members of the Board.

Legislation

CMHC’s authorities, roles and responsibilities are defined in the CMHC Act, the National Housing Act (“NHA”) and the Financial Administration Act (“FAA”).

Canada Mortgage and Housing Corporation Act

CMHC is incorporated pursuant to the CMHC Act. The CMHC Act establishes CMHC as an agent of Her Majesty in right of Canada. The CMHC Act sets forth the constitution and general powers of CMHC, the requirements for the appointment of CMHC’s Board and officers and the roles of its Board and its President. The borrowing powers of CMHC, as well as the statutory limits on CMHC’s borrowing in the capital markets, are also set forth in the CMHC Act. CMHC’s borrowing limits may also be increased through an act of Parliament.

National Housing Act

CMHC was established to carry out the provisions of the NHA. CMHC’s mandate as described in the NHA is to promote housing construction, repair and modernization, housing affordability and choice, improvements to overall living conditions, the availability of low-cost financing, and the national well-being of the housing sector. In carrying out its housing finance related activities, CMHC has as objectives promoting the efficient functioning and competitiveness of the housing finance market and promoting and contributing to the stability of the financial system, including the housing market, with due regard to CMHC’s exposure to loss.

The NHA provides authority to the Minister of Finance with respect to: (1) CMHC’s insurance of housing loans and guarantee of securitization payments; (2) the terms and conditions of insurance and securitization programs or products; (3) which parties can make insured housing loans and issue and sell securities; (4) the characteristics of the housing loans; and (5) the setting of fees.

CMHC is also subject to Office of Superintendent of Financial Institutions (OFSI) “examinations or inquiries” (at least annually) to determine if CMHC’s activities under Part 1 (housing loan insurance, guarantee and protection) and Part 1.1 (covered bonds) are conducted in a safe and sound manner with due regard to potential losses.

Financial Administration Act

The basic system of financial and budgetary controls for federal government departments and Crown corporations is established under the FAA. CMHC is governed by the CMHC Act, the NHA and by general provisions of the FAA in respect of management, books of account, records, auditing and reporting. Under the FAA, the Governor-in-Council may give directives to Crown corporations when it is in the public interest to do so, with such directives being implemented promptly and efficiently.

Under the FAA, CMHC must annually submit a five-year corporate plan (the “Corporate Plan”) to the Minister responsible for CMHC, which is currently the Minister of Employment and Social Development (the “Minister for CMHC”), for approval by the Governor-in-Council. Following approval, a summary is tabled in Parliament by the Minister for CMHC, after which time the summary becomes a public document. The Corporate Plan sets forth information regarding the activities of CMHC for the next five years and includes annual Operating and Capital Budgets for the financial operations of CMHC.

The FAA also requires that CMHC’s annual financial statements be prepared in accordance with Canadian generally accepted accounting principles (“CGAAP”) and that an annual auditor’s report be prepared in respect of CMHC’s financial statements. The Accounting Standards Board of Canada adopted International Financial Reporting Standards as CGAAP for publicly accountable entities as of January 1, 2011. The auditor’s report is addressed to the Minister for CMHC, through whom CMHC is ultimately accountable to Parliament. An annual report on CMHC’s operations for the past year, including the annual financial statements and auditor’s report, must be submitted to the Minister for CMHC for presentation to Parliament.

FUNDING

Authority to Borrow

Until 1993, CMHC borrowed funds from the CRF for all of its business purposes. The CMHC Act requires that these borrowings be made in accordance with the terms and conditions approved by the Governor-in-Council.

A CMHC CRF borrowing agreement with the Government of Canada was approved by the Governor-in-Council, by Order-in-Council P.C. 1991-295, on February 14, 1991. Order-in-Council P.C. 1991-295 discontinued CMHC’s right of prepayment on such borrowings without penalty. As a result, CMHC assumed the interest rate risk previously borne by the CRF.

From December 1993 to April 2008, CMHC, with the approval of the Minister of Finance, primarily borrowed money in the capital markets. CMHC borrowings from the capital markets satisfied the borrowing requirements associated with the financing of social housing mortgages. CMHC’s borrowings in the capital markets are at rates of interest that reflect its Crown corporation status and are used in financing social housing loans at break-even rates in order to reduce the cost of social housing assistance.

Since April 2008, CMHC resumed borrowing directly from the CRF under the Crown Borrowing Program, an initiative announced by the Minister of Finance in the 2007 federal budget. CMHC continues to offer loans on a break-even basis, with lending rates taking into account the cost at which funding is obtained from the Government of Canada.

Borrowing Limits

The Minister of Finance approves CMHC’s Borrowing Plan annually and establishes limits and parameters for borrowings. The 2013 Borrowing Plan provided for a $68.5 billion borrowing limit. The 2014 Borrowing Plan provides for a $43.5 billion borrowing limit. These limits include capital market borrowings and CRF borrowings from the Government of Canada incurred since April 2008. These limits do not apply to CHT borrowings.

From December 1993 to April 2008, CMHC’s borrowing was limited to borrowing from the capital markets, which cannot exceed $20 billion in total indebtedness outstanding at any time. This limit did not apply to CHT borrowings or borrowings from the CRF.

The capital markets borrowing program, to date, has included Canadian dollar offerings in the domestic, European and global markets, U.S. dollar offerings in the European and global markets, and the issuance of notes through a domestic and a Euro Medium-Term Note program. In addition, CMHC has borrowed through a commercial paper program in the Canadian capital markets. Subsequent to April 2008, CMHC has borrowed from the Government of Canada through the Crown Borrowing Program. Borrowings from the Government of Canada have included short-term, medium-term and long-term debt.

Authority to Guarantee

CMHC, as agent for Her Majesty in right of Canada, is authorized to guarantee the timely payment of all principal and interest on Canada Mortgage Bonds issued by CHT and the timely payment of all principal and interest on mortgages underlying CMHC’s NHA Mortgage-Backed Securities (MBS) Program. The Canada Mortgage Bonds and mortgages underlying NHA MBS are guaranteed by CMHC pursuant to the powers given to it in sections 4 and 14 of the NHA which expressly provide that “Every right or obligation acquired or incurred by the Corporation under this Act, whether in its name or in the name of Her Majesty, is a right or obligation of Her Majesty” (section 4), and “The Corporation may – with the Minister of Finance’s approval and on any terms or conditions that are specified by him or her – guarantee payment of any or all of the principal or interest, or both, in respect of securities issued on the basis of housing loans.” (section 14).

Guarantee Limits

The NHA, as supplemented by subsection 4(1) of the Appropriation Act No. 4, 1998-99 and the schedules to Appropriation Act No. 4, 1998-99, Appropriation Act No. 4, 2003-04, Appropriation Act No. 3, 2006-07, Appropriation Act No. 4, 2007-08 and Appropriation Act No. 5, 2008-09, sets limits to the guarantees that can be issued by CMHC. CMHC’s guarantee limit is $600 billion. Total principal obligations to investors guaranteed as of December 31, 2013 were $398 billion, which included $206 billion guaranteed under the Canada Mortgage Bond program and $192 billion guaranteed under CMHC’s NHA MBS program. The NHA provides the Minister of Finance authority with respect to the guarantee of Canada Mortgage Bonds and NHA MBS.

Debt Record

CMHC has always paid promptly, when due, the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

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